Sport Truck U.S.A. and Subsidiaries

March 31, 2014

Sport Truck U.S.A. and Subsidiaries

Condensed Consolidated Balance Sheets

Assets	March 31, 2014	December 31, 2013
	(unaudited)
Current Assets
Cash and cash equivalents	$5,579,735	$3,254,757
Accounts receivable	2,013,778	1,634,154
Inventory	8,291,803	8,804,422
Prepaids expenses	135,963	105,507
Total current assets	16,021,279	13,798,840
Property and Equipment - Net	4,917,949	4,800,076
Goodwill	919,681	919,681
Intangibles Assets	812,852	820,800
Other Assets - Investments	1,632,053	1,739,853
Total assets	$24,303,814	$22,079,250
Liabilities and Stockholders’ Equity
Current Liabilities
Trade accounts payable	$2,270,169	$1,525,370
Current portion of long-term debt	795,321	790,321
Dividend payable	500,400	500,400
Accrued and other current liabilities:
Accrued compensation	439,587	192,341
Customer warranty and contract obligations	115,228	115,228
Other accrued liabilities	888,360	708,315
Total current liabilities	5,009,065	3,831,975
Long-term Debt - Net of current portion	7,175,441	7,323,561
Stockholders’ Equity	12,119,308	10,923,714
Total liabilities and stockholders’ equity	$24,303,814	$22,079,250

See Notes to Condensed Consolidated Financial Statements.

Sport Truck U.S.A. and Subsidiaries

Condensed Consolidated Income Statements
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Net Sales	$10,029,767	$8,481,906
Cost of Sales	5,357,784	4,494,076
Gross Profit	4,671,983	3,987,830
Operating Expenses	3,369,930	2,589,871
Operating Income	1,302,053	1,397,959
Non operating Income	1,341	1,367
Net Income	$1,303,394	$1,399,326

See Notes to Condensed Consolidated Financial Statements.

Sport Truck U.S.A. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Net Income	$1,303,394	$1,399,326
Other Comprehensive Income - Unrealized (losses) gains on securities -
(Loss) gain arising during the period	(107,800)	12,855
Comprehensive Income	$1,195,594	$1,412,181

See Notes to Condensed Consolidated Financial Statements.

Sport Truck U.S.A. and Subsidiaries

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Net cash provided by operating activities	$2,723,358	$2,263,288
Cash Flows from Investing Activities
Purchase of property and equipment	(255,260)	(208,862)
Net cash used in investing activities	(255,260)	(208,862)
Cash Flows from Financing Activities
Payments on debt	(143,120)	(204,006)
Net cash used in financing activities	(143,120)	(204,006)
Net Increase in Cash and Cash Equivalents	2,324,978	1,850,420
Cash and Cash Equivalents - Beginning of period	3,254,757	2,226,985
Cash and Cash Equivalents - End of period	$5,579,735	$4,077,405

See Notes to Condensed Consolidated Financial Statements.

Sport Truck U.S.A. and Subsidiaries

Notes to Condensed Consolidated Financial Statements
March 31, 2014
(Unaudited)

1. Description of the Business, Basis of Presentation and Summary of Significant Accounting Policies

Sport Truck U.S.A. and Subsidiaries (the "Company") designs, markets, and distributes lift kit solutions primarily through its brands, BDS Suspension and Zone Offroad Products. A lift kit solution is an aftermarket vehicle modification that lifts either the vehicle to raise the ride height. Lift kits are commonly installed to allow for the installation of larger tires and new suspension systems. The Company sells its products primarily to customers in the United States and Canada.
Basis of Presentation - The accompanying condensed consolidated financial statements are unaudited. These unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. In management’s opinion, the unaudited interim condensed consolidated financial statements reflect all adjustments, which are of a normal and recurring nature, that are necessary for a fair presentation of financial results for the interim periods presented. Operating results for the first three months of 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014.
Sale of Business - After the close of business on March 31, 2014, the net operating assets of the Company were acquired by an indirect wholly-owned subsidiary of Fox Factory Holding Corp. for cash consideration of approximately $40.9 million. The agreement also includes the possibility of additional payments for earn‑outs related to EBITDA targets through 2016, which were preliminarily valued at approximately $19.0 million by the acquirer. The accompanying condensed consolidated financial statements of the Company do not reflect the sale of the net operating assets, including the associated receipt of cash or gain on sale, or the repayment of outstanding debt with the proceeds of the sale. Expenses triggered by the sale of the business, including change in control payments to certain employees (see Note 5) and finders fees of approximately $1.4 million and $0.4 million, respectively, are excluded from the results of operations for the period ended March 31, 2014. Transaction costs of approximately $0.5 million for professional services procured in association with the sale of the business are included in operating expenses for the three months ended March 31, 2014.
Use of Estimates ‑ The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Principles of Consolidation ‑ The consolidated financial statements include the accounts of Sport Truck U.S.A. and all of its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.
Recent Accounting Pronouncements - In May 2014, the Financial Accounting Standards Board ("FASB") and International Accounting Standards Board issued their converged standard on revenue recognition, Accounting Standards Update ("ASU") No. 2014-09, “Revenue from Contracts with Customers,” or ASU 2014-09. This standard outlines a single comprehensive model for companies to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that revenue is recognized when a customer obtains control of a good or service. A customer obtains control when it has the ability to direct the use of and obtain the benefits from the good or service. Transfer of control is not the same as transfer of risks and rewards, as it is considered in current guidance. The Company will also need to apply new guidance to determine whether revenue should be recognized over time or at a point in time. This standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2016, with no early adoption permitted, and is required to be applied retrospectively. The Company is evaluating the impact of ASU 2014-09 on its results of operations and financial position.
Summary of Significant Accounting Policies - There have been no changes in the Company's significant accounting policies described in our audited financial statements for the year ended December 31, 2013, included in Exhibit 99.1 of the Fox Factory Holding Corp. Current Report on Form 8-K/A filed with the SEC on May 30, 2014.

Sport Truck U.S.A. and Subsidiaries

Notes to Condensed Consolidated Financial Statements
March 31, 2014
(Unaudited)

2. Supplemental Financial Information
The following presents details of our condensed consolidated financial statements:
Inventory
Inventory consisted of the following:

	March 31,	December 31,
	2014	2013
Raw materials	$5,237,276	$6,226,422
Finished goods	3,054,527	2,578,000
Total inventory	$8,291,803	$8,804,422

Available‑for‑sale Securities
Available-for-sale securities were not assumed in the acquisition of the Company's net operating assets. See note 1.
The Company's investment in equity securities classified as available for sale are as follows:

	March 31, 2014
	Amortized Cost	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
Corporate stock	$193,255	$1,632,053	$1,448,678	$9,880

	December 31, 2013
	Amortized Cost	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
Corporate stock	$193,255	$1,739,853	$1,552,492	$5,894

Realized gains and losses are determined on the basis of specific identification. During the three months ended March 31, 2014 and 2013, no sales occurred.
All securities in an unrealized loss position at March 31, 2014 have been in a continuous unrealized loss position for 12 months or longer. These securities lost most of their value during the market decline in 2008. The Company intends to hold these investments for a reasonable period of time sufficient for a forecasted recovery of fair value. The Company does not consider these investments to be other‑than‑temporarily impaired at March 31, 2014 and December 31, 2013.
The framework for determining fair value is based on a hierarchy that prioritizes the valuation techniques and inputs used to measure fair value. The fair value of the Company's investments listed above is determined based on quoted prices in active markets for identical assets that the Company has the ability to access, which are Level 1 inputs.
Long-term Debt
Long-term debt at March 31, 2014 and December 31, 2013 consisted of bank notes payable that were not assumed in the acquisition of the Company's net operating assets, and were repaid with the proceeds of sale of the business. See Note 1. Interest expense for the three months ended March 31, 2014 and 2013 was approximately $55,000 and $65,000, respectively.

Sport Truck U.S.A. and Subsidiaries

Notes to Condensed Consolidated Financial Statements
March 31, 2014
(Unaudited)

Note 3 - Related Party Transactions

At March 31, 2014 and December 31, 2013, the Company had a dividend payable to the ESOP for $500,400.

Note 4 - Employee Stock Ownership Plan

The Company sponsors a leveraged employee stock ownership plan ("ESOP") for the benefit of substantially all employees. The Company is obligated to repurchase shares at the current market price for participants who retire and leave the plan. The ESOP was not assumed in the in the acquisition of the Company's net operating assets. See note 1.

The plan has purchased a significant portion of the Company's common shares using the proceeds of loans from the Company and cash contributions to the ESOP. This stock is held in a trust established under the plan. The ESOP will obtain the funds to repay the borrowing through contributions made by the Company. The shares purchased through borrowing are allocated as loan payments are made.

The cost of the shares acquired by the plan is the fair value of the shares when acquired. Annual compensation expense is determined using the fair value of the shares released when plan contributions are authorized by the Company's board of directors. Contributions are discretionary, and generally are not estimable until authorized. Accordingly, the Company generally records compensation expense for a given plan year in the final quarter of the year based on contributions authorized after year end. ESOP compensation expense was $0 in each of the three months ended March 31, 2014 and 2013.

It is the Company’s policy to record the amount of any dividend that is attributable to unallocated shares in the ESOP as compensation expense in the consolidated income statement. There were no dividends declared or related compensation expense recorded during the three months ended March 31, 2014 and 2013.

Note 5 - Compensation Plan
The Company’s long‑term incentive plan (the "Plan"), which is stockholder approved, was adopted on February 22, 2013 and granted a total of 1,000 shares of phantom stock to certain employees. According to the Plan, the stock was to become vested and non‑forfeitable upon the sale of the business. On March 31, 2014, the Company sold substantially all of its net operating assets. See Note 1. Prior to the sale, the Plan was amended and restated, effective upon close of the transaction, to provide payments to the participating employees based on a fixed amount at closing and a percentage of the contingent earn-out payments contemplated in the asset purchase agreement. The amendment had no effect on the vesting conditions of the Plan. The Company recorded compensation expense of $0 in each of the three months ended March 31, 2014 and 2013. The sale of the business on March 31, 2014 resulted in estimated compensation expense related to the Plan of approximately $1.4 million based on estimated total consideration, including estimated future earn-out payments of approximately $19.0 million. As described in Note 1, the condensed consolidated financial statements as of March 31, 2014 exclude the effect of the sale of the business, including expenses related to the Plan.